UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2005

NASHUA CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (I.R.S. Employer Identification No.)

11 Trafalgar Square, 2nd Floor
Nashua, New Hampshire 03063
(Address of principal executive offices)

(603) 880-2323
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

     On January 5, 2005, Nashua Corporation entered into a change of control and severance agreement with Donna J. DiGiovine, Vice President of Nashua and the President of Nashua’s Toner Products and Coated Paper divisions. The new change of control agreement terminated the existing change of control and severance agreement between Nashua and Ms. DiGiovine dated February 25, 2000.

     Nashua entered into the change of control agreement with Ms. DiGiovine to ensure her continued service in the event of a change of control of Nashua or certain other corporate transactions involving Nashua. The change of control agreement has an initial term of three years and, after the initial three year term, will renew automatically each year for successive one year periods unless Nashua gives written notice to Ms. DiGiovine prior to such renewal that the term will not be extended.

     Under the terms of the change of control agreement, if there is a change of control of Nashua, as defined in the change of control agreement, for a period of one year after the change of control Ms. DiGiovine will be entitled to receive a severance payment if Nashua terminates Ms. DiGiovine’s employment without cause or Ms. DiGiovine terminates her employment with Nashua for good reason, in each case as defined in the change of control agreement. The amount of the severance payment will be equal to the sum of Ms. DiGiovine’s accrued but unpaid base salary and vacation pay, plus a multiple of the sum of her annual salary and annual bonus. The multiple of Ms. DiGiovine’s annual salary and bonus used to calculate the severance payment is initially three and will decrease to 1.5 in equal monthly amounts over the twelve-month period following the date of the change of control agreement.

     If Nashua terminates Ms. DiGiovine’s employment without cause prior to a change of control of Nashua or more than one year after a change of control, Ms. DiGiovine will be entitled to receive salary continuation and medical and dental benefits for a period of one year.

     Additionally, Ms. DiGiovine will be entitled to receive specified transaction bonus payments upon the consummation of certain corporate transactions involving Nashua. The maximum aggregate transaction bonus payments that Ms. DiGiovine is entitled to receive is $800,000.

     If a change of control occurs prior to the consummation of the specified corporate transactions for which Ms. DiGiovine would be entitled to receive transaction bonus payments, Ms. DiGiovine will be entitled to a change of control bonus of up to $496,000 based on the fair market value, per share, of the consideration received by Nashua’s stockholders in connection with the change of control. Additionally, the amount of the change of control bonus, if any, payable to Ms. DiGiovine will be reduced by the amount of any transaction bonus payment previously paid to Ms. DiGiovine.

Item 1.02 – Termination of a Material Definitive Agreement

     As discussed above in Item 1.01, on January 5, 2005 Nashua entered into a change of control and severance agreement with Donna J. DiGiovine, that terminated the existing change of control and severance agreement between Nashua and Ms. DiGiovine dated February 25, 2000. The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

     The terminated severance agreement with Ms. DiGiovine had provided that if there was a change of control of Nashua, for a period of three years after the change of control, Ms. DiGiovine would have been entitled to a severance payment equal to three times the sum of her annual salary and annual bonus if Nashua terminated her employment without cause or if she terminated her employment with Nashua for good reason. The terminated severance agreement also had provided that if Nashua terminated Ms. DiGiovine’s employment without cause prior to a change of control of Nashua or more than three years after a change of control, Ms. DiGiovine would have been entitled to receive salary continuation and medical and dental benefits for a period of one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NASHUA CORPORATION
Date: January 11, 2005	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President-Finance, Chief Financial Officer and Treasurer